Exhibit No. 99

Press Release

Contact:	MW Bancorp, Inc.
Gregory P. Niesen, President and Chief Executive Officer
(513) 231-7871

MW Bancorp, Inc. Reports Results for the Year Ended June 30, 2017

Cincinnati, Ohio – August 14, 2017 – MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank (the “Bank”), today reported net income of $1.5 million, or $1.77 per diluted share, for the year ended June 30, 2017. Net income increased by $804,000, or 116.7%, compared to net income of $689,000 reported for the year ended June 30, 2016.

The increase in net income for the year ended June 30, 2017, compared to the year ended June 30, 2016, was due primarily to recognition of a $1.3 million tax benefit related to the reversal of the remaining balance of the impairment valuation allowance on the Company’s deferred tax asset (the Company recognized a $680,000 partial reversal of the valuation allowance in the period ended March 31, 2016), along with increases of $563,000 in net interest income and $99,000 in noninterest income, which were partially offset by a $455,000 increase in noninterest expense.

Interest income increased $558,000, or 14.1%, for the year ended June 30, 2017, compared to the year ended June 30, 2016, primarily due to a $607,000 increase in interest on loans. Total interest expense decreased $5,000, or 0.4%, for the year ended June 30, 2017, compared to the year ended June 30, 2016, due primarily to a decrease in interest expense on deposits of $59,000, or 6.7%.

Noninterest income increased $99,000, or 26.2%, for the year ended June 30, 2017 over the year ended June 30, 2016, primarily due to a $127,000 increase in gain on sale of loans.

Noninterest expense increased $455,000, or 14.5%, for the year ended June 30, 2017 compared to the year ended June 30, 2016. This increase was due primarily to an increase of $312,000, or 17.6%, in salaries, employee benefits and directors fees expense, due primarily to increases in staffing levels, bonus and incentive compensation and expenses related to the new stock-based compensation plan; an increase of $69,000, or 29.9%, in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location, which opened in September 2015, and new drive through ATM/ITM facility, which opened in January 2017; and an increase of $106,000, or 74.1%, in data processing, which, along with pro-rata increases in other operating expenses, was due primarily to the Company’s overall growth year-to-year.

The Company reported total assets of $143.2 million at June 30, 2017, an increase of $24.2 million, or 20.4%, over June 30, 2016. Total loans increased by 19.8% to $121.5 million; total deposits increased by 25.9% to $97.2 million; and stockholders’ equity increased by 7.6% to $17.3 million at June 30, 2017 compared to June 30, 2016.

Total nonperforming loans were $856,000 at June 30, 2017, compared to $1.2 million at June 30, 2016. Classified loans totaled $1.2 million at June 30, 2017, compared to $1.5 million at June 30, 2016, and total loans past due greater than 30 days were $656,000 and $601,000 at those respective dates. The Company had net recoveries totaling $5,000 for the year ended June 30, 2017, compared to net recoveries of $20,000 for the year ended June 30, 2016. As a percentage of nonperforming loans, the allowance for loan losses was 191.6% at June 30, 2017, compared to 135.2% at June 30, 2016.

The Company’s deferred tax assets totaled $2.1 million at June 30, 2017. Should the corporate income tax rate be reduced through legislation enacted by the U.S. Government from the current 34% level, the Company would be required to adjust the carrying value of the deferred tax assets using the new tax rate, which would result in a charge to earnings in the period such legislation is enacted.

The Company was formed in 2014 to serve as the stock holding company for the Bank following its mutual-to-stock conversion, which was completed effective January 29, 2015. The Company issued 876,163 shares at an offering price of $10.00 per share. Proceeds of the offering, net of offering costs and shares acquired by the ESOP, totaled $6.7 million. The Company paid dividends totaling $0.60 per share in fiscal 2017, and the Company repurchased 20,000 shares of its common stock in fiscal 2016 pursuant to its previously announced stock repurchase program.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2016 and our quarterly report on Form 10-Q for the quarter ended March 31, 2017. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

MW Bancorp, Inc.
Condensed Consolidated Balance Sheets
June 30, 2017 and 2016
(In thousands, except share data)

	June 30,
Assets	2017	2016
	(Unaudited)

Cash and cash equivalents	$7,868	$3,672
Interest-bearing time deposits in other financial institutions	100	2,100
Available-for-sale securities	4,024	3,465
Held-to-maturity securities	264	986
Loans, net of allowance for loan losses of $1,640 and $1,635	121,520	101,709
Premises and equipment, net	1,905	1,158
Federal Home Loan Bank stock, at cost	1,203	1,192
Other assets	4,258	4,012
Deferred tax assets, net	2,103	713

Total assets	$143,245	$119,007

Liabilities and Shareholders' Equity

Liabilities
Deposits	$97,197	$77,214
Federal Home Loan Bank advances	28,255	25,319
Other liabilities	445	356

Total liabilities	125,897	102,889

Shareholders' Equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	8,022	7,400
Shares acquired by ESOP	(627)	(666)
Unearned compensation - restricted stock awards	(463)	-
Retained earnings	10,715	9,756
Accumulated other comprehensive loss	(6)	(79)
Treasury stock	(302)	(302)

Total shareholders' equity	17,348	16,118

Total liabilities and shareholders' equity	$143,245	$119,007

MW Bancorp, Inc.
Condensed Consolidated Statements of Income
For the Years Ended June 30, 2017 and 2016
(In thousands, except share data)

	Year Ended June 30,
	2017	2016
	(Unaudited)
Interest Income
Loans, including fees	$4,319	$3,712
Taxable securities	71	98
Interest-bearing deposits	118	140

Total interest income	4,508	3,950

Interest Expense
Deposits	818	877
Federal Home Loan Bank advances	383	329

Total interest expense	1,201	1,206

Net Interest Income	3,307	2,744

Provision for Loan Losses	-	13

Net Interest Income After Provision for Loan Losses	3,307	2,731

Noninterest Income
Gain on sale of loans	346	219
Gain on sale of foreclosed assets, net	-	21
Income from Bank owned life insurance	93	94
Other operating	38	44

Total noninterest income	477	378

Noninterest Expense
Salaries, employee benefits and directors fees	2,089	1,777
Occupancy and equipment	300	231
Data processing	249	143
Franchise taxes	128	95
FDIC insurance premiums	41	78
Professional services	324	398
Advertising	69	56
Office supplies	55	51
Business entertainment	57	49
Other	276	255

Total noninterest expense	3,588	3,133

Income (Loss) Before Federal Income Tax Benefit	196	(24)

Federal Income Tax Benefit	(1,297)	(713)

Net Income	$1,493	$689

Basic earnings per share	$1.81	$0.86
Diluted earnings per share	$1.77	$0.85

Weighted-average shares outstanding
Basic	823,284	804,698
Diluted	841,769	808,192

MW Bancorp, Inc.
Selected Performance Ratios
At or For the Years Ended June 30, 2017 and 2016

	At or for the years ended
	June 30,
	2017	2016
Performance Ratios:
Return on average assets (ratio of net income to average total assets)	1.16%	0.59%
Return on average equity (ratio of net income to average total equity)	9.04%	4.32%
Interest rate spread (1)	2.56%	2.29%
Net interest margin (2)	2.68%	2.44%
Loans to deposits	125.02%	131.72%
Average equity to average total assets	12.78%	13.74%

Asset Quality Ratios:
Non-performing assets to total assets	0.60%	1.02%
Non-performing loans to total loans	0.65%	1.16%
Allowance for loan losses to non-performing loans	191.59%	135.24%
Allowance for loan losses to total loans	1.24%	1.56%
Net charge-offs (recoveries) to average outstanding loans	-	(0.02)%

Capital ratios:
Equity to total assets at year end	12.11%	13.54%
Total capital to risk weighted assets (3)	15.40%	19.70%
Tier 1 capital to risk-weighted assets (3)	14.20%	18.40%
Common equity to risk-weighted assets (3)	14.20%	18.40%
Tier 1 capital to average assets (3)	10.70%	12.10%

(1)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	Bank only capital ratios are presented.